Exhibit 99.1

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Michael T. Flynn
July 14, 2011	301.986.1800

EAGLE BANCORP RECEIVES $56.6 MILLION OF CAPITAL

FROM SMALL BUSINESS LENDING FUND

BETHESDA, MD. Eagle Bancorp, Inc. (the “Company”) (NASDAQ:EGBN), the parent company of EagleBank, today announced that it has received an investment of $56.6 million in the Company’s preferred stock from the United States Department of the Treasury under the Small Business Lending Fund (the “SBLF”).  The SBLF is a voluntary program intended to encourage small business lending by providing capital to qualified community banks at favorable rates.

Simultaneously with the receipt of the SBLF funds, the company redeemed the full remaining balance of $23.235 million of shares of preferred stock issued to the Treasury under the TARP Capital Purchase Program (the “TARP”).  The Company had previously redeemed $15 million shares of preferred stock under TARP in December of 2009.

“We are pleased to have completed this capital infusion from the US Treasury,” commented Ronald D. Paul, Chairman and CEO.  “We are also proud to note that our growth of $98 million in SBLF qualified loans over the initial reporting period has made us eligible for a dividend rate of 1.0%, the most favorable dividend rate available in the program.”

Mr. Paul continued, “This investment provides us with approximately $33.3 million of additional Tier 1 capital after the redemption of the TARP preferred shares.  Needless to say that improves our already strong balance sheet and all regulatory capital ratios.  The additional capital will allow us to increase our lending activities, primarily in commercial loans and in owner occupied real estate loans.  We see the program as a real win-win-win situation in that EagleBank has been a leader in meeting the credit needs of the small business community; now we can expand that activity and also benefit our shareholders.”

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About Eagle Bancorp: The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through thirteen offices, located in Montgomery County, Maryland, Washington, D.C. and Fairfax County, Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and in other periodic and current reports filed with the SEC.  Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.